                                                                     EXHIBIT 2.3
                                FIRST AMENDMENT
                                       TO
               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER


          THIS FIRST AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "First Amendment") is made as of this _____________day of October, 1994 among KNOWLEDGEWARE, INC., a Georgia corporation (the "Corporation"), STERLING SOFTWARE, INC., a Delaware corporation ("Buyer"), and SSI CORPORATION, a Georgia corporation and a wholly-owned subsidiary of Buyer ("Merger Sub").

          The Corporation, Buyer and Merger Sub are parties to that certain Amended and Restated Agreement and Plan of Merger dated as of August 31, 1994 (the "Merger Agreement"). Except as otherwise defined or modified herein, all capitalized terms used in this First Amendment shall have the meaning set forth in the Merger Agreement.

          In consideration of the mutual agreements contained in the Merger Agreement and in this First Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          A.  Amendment to Section 7.18 of the Merger Agreement.  Section 7.18
              -------------------------------------------------
of the Merger Agreement is amended in its entirety to read as follows:


               "Indemnification.
               ----------------

               (i) Notwithstanding any other provisions of this Agreement, subject to the provisions of this Section 7.18 and limited in all cases to the Escrowed Shares and the terms of the Escrow Agreement, the Corporation shall indemnify and hold harmless Buyer and Merger Sub, and their respective parent and subsidiary corporations, heirs, assigns, successors, directors, officers, employees, agents, attorneys, administrators, beneficiaries and executors (each an "Escrow Indemnified Party" and collectively, the "Escrow Indemnified Parties"), from and against all losses, claims, counterclaims, obligations, demands, causes of action, choses in action, suits, assessments, common law and statutory penalties, liabilities, costs, damages, punitive and exemplary damages, judgments, interest and expenses (including without limitation amounts paid in settlement and fees and disbursements of counsel and expenses incurred in connection with investigating, preparing for, pursuing or defending any pending or threatened litigation, action, claim, proceeding, dispute or investigation (an "Action")) (collectively, "Damages") asserted against or incurred by the Corporation or such Escrow Indemnified Parties from or after the date of this Agreement by reason of or arising from any Action now pending or threatened against the Corporation or that may arise following the date hereof involving the Corporation or the Escrow Indemnified Parties, and relating to the nature of or business and affairs of the Corporation, this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, such indemnification shall include without limitation any Action arising out of violations or alleged violations of securities laws and any Actions brought by the current and former directors and officers of the Corporation to enforce their rights under Section 7.17 of this Agreement against the Corporation or an Escrow Indemnified Party but such indemnification shall exclude any Actions arising out of ordinary course of business transactions, other Actions brought by current or former employees with respect to their employment or termination thereof and those Actions set forth in Section
     5.8 of the Corporation Disclosure Letter; provided, however, the Corporation or such Escrow Indemnified Parties shall be indemnified for Damages arising with respect to those items set forth in Item IV of Section
     5.8 of the Corporation Disclosure Letter. Notwithstanding the provisions of this Section 7.18, the Escrow Indemnified Parties' rights hereunder shall not limit in any respect any rights the Corporation or any Escrow Indemnified Party may have against third persons with respect to any Action, including without limitation rights under insurance policies and contractual rights as an indemnitee. Neither the Corporation, Buyer nor any other Escrow Indemnified Party shall have any duty or obligation to pursue any rights against third persons as a precondition to the indemnification provided for in this Section 7.18.

               (ii) Notwithstanding the provisions of Section 7.18(i), Buyer shall not be entitled to deliver notice of indemnification for Damages pursuant to Section 7.18(i) after the second anniversary of the Effective Time except to the extent provided in the Escrow Agreement.

     B.   Authorization, Validity and Effect of First Amendment.  Subject only
          -----------------------------------------------------
to the approval of this Agreement by the holders of a majority of the outstanding shares of Common Stock, without par value, of the Corporation in accordance with the Georgia Business Corporation Code, the Corporation has the requisite corporate power and authority to execute and deliver this First Amendment, and the consummation by the Corporation of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This First Amendment constitutes the validly and legally binding obligation of the Corporation enforceable in accordance with its terms.

     C.   Representations and Warranties.  Each of the representations and
          ------------------------------
warranties made by the Corporation and Buyer in the Merger Agreement are hereby repeated in their entirety as if made on the date of and in connection with this First Amendment, and the terms "this Agreement", "hereof", "hereunder" and terms of similar meaning shall be deemed to refer to the Merger Agreement, as amended by this First Amendment.

     D.   Governing Law.  This First Amendment shall be governed by and
          -------------
construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

     E.   Miscellaneous.  Except as herein expressly modified, the terms and
          -------------
provisions of the Merger Agreement shall remain as originally executed.

     IN WITNESS WHEREOF, the parties have executed this First Amendment and caused the same to be duly delivered on their behalf as of the day and year first hereinabove written.


                                    THE CORPORATION:
                                    ---------------

                                    KNOWLEDGEWARE, INC., a
                                     Georgia corporation


                                    By:  /s/ Francis A. Tarkenton
                                       ----------------------------------
                                         Francis A. Tarkenton,
                                         Chairman of the Board and Chief
                                         Executive Officer


                                    BUYER:
                                    -----

                                    STERLING SOFTWARE, INC., a
                                     Delaware corporation


                                    By:  /s/ Sterling L. Williams
                                       ----------------------------------
                                         Sterling L. Williams,
                                         President


                                    MERGER SUB:
                                    ----------

                                    SSI CORPORATION, a
                                     Georgia corporation


                                    By:  /s/ Sterling L. Williams
                                       ----------------------------------
                                         Sterling L. Williams,
                                         President